Pricing Supplement No. 4 dated August 12, 2002                   Rule 424(B)(3)
(To Prospectus dated November 13, 2001                        File No. 333-72340
and Prospectus Supplement dated November 13, 2001)

                           Colgate-Palmolive Company

                       Medium-Term Notes - Floating Rate

                                   Series E

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of Goldman, Sachs & Co., acting as principal, at a fixed initial public offering price of 100% of the principal amount.


Principal Amount:       $50,000,000              Trade Date:   August 9, 2002
Issue Price:            100%                     Original Issue Date: August 14, 2002
Initial Interest Rate:  1.82%                    Net Proceeds to Colgate:  $50,000,000
Stated Maturity Date:   August 13, 2004          Agent's Discount or Commission:  $0


Base Rate:
         [     ]  Certificate of Deposit Rate
         [     ]  CMT Rate
         [     ]  Commercial Paper Rate
         [     ]  Eleventh District Cost of Funds Rate
         [ X   ]  LIBOR Telerate:  Page 3750 [    ]  LIBOR Reuters
         [     ]  Prime Rate
         [     ]  Treasury Rate
         [     ]  Other (see attached)


Interest Rate Reset Dates: The 13th day of each month, commencing September 13, 2002.

Interest Rate Reset Period:  Monthly

Interest Payment Dates: The 13th day of each month, commencing on September 13, 2002.

Index Maturity:  1 month

Index Currency:  US Dollars

Spread (+/-):  +0.04%

Spread Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Day Count Convention:
         [     ]  30/360 for the period from ________ to ________
         [ X   ]  Actual/360 for the period from August 14, 2002 to August 13, 2004.
         [     ]  Actual/Actual for the period from         to
                                                      -------    ------

Optional Repayment:        N/A



Currency:
         Specified Currency:        US Dollars
         Minimum Denomination:      $1,000

Original Issue Discount: [   ]      [ X ]   No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    [ X ]   Book-entry       [   ]    Certificated


[ X ]     Other provisions:

Optional Redemption:        Colgate may at its option elect to redeem the
                            Notes, in whole or in part, in increments of
                            $1,000 or any multiple of $1,000, upon not less
                            than 5 nor more than 15 days' prior written notice
                            to the holders, on August 13, 2003 and on each
                            Interest Payment Date thereafter at a redemption
                            price equal to 100% of the aggregate amount of
                            Notes to be redeemed, together with any accrued
                            interest to the redemption date.

         Goldman, Sachs & Co. has agreed to reimburse Colgate for certain of the expenses in connection with the offering of the Notes.

Use of Proceeds:

         The net proceeds from the sale of the Notes will be used by Colgate for general corporate purposes.

Legal Matters:

         Sidley Austin Brown & Wood LLP, New York, New York has acted as counsel for Goldman, Sachs & Co. in the offering of the Notes. Sidley Austin
Brown & Wood LLP from time to time renders legal services to Colgate and its affiliates.




                                      2
